April 2011 Preliminary Terms No. 38 Registration Statement No. 333-155535 Dated March 24, 2011 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

PLUS Based on the Value of the S&P 500® Index due May 24, 2012
Performance Leveraged Upside SecuritiesSM

PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies. These investments are designed to allow investors to capture enhanced returns relative to the asset’s actual positive performance. The leverage typically applies only for a certain range of price performance. In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return. At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the closing value of the asset on the valuation date. The PLUS are senior unsecured obligations of JPMorgan Chase & Co., and all payments on the PLUS are subject to the credit risk of JPMorgan Chase & Co. The investor may lose some or all of the stated principal amount of the PLUS.

SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
Maturity date:	May 24, 2012, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-A-III.
Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Payment at maturity:

If the final index value is greater than the initial index value, for each $10 principal amount PLUS,

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is less than or equal to the initial index value, for each $10 principal amount PLUS,

$10 x index performance factor

This amount will be less than or equal to the stated principal amount of $10 per PLUS.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	May 21, 2012, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-A-III.
Leverage factor:	300%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$11.20 to $11.60 (112% to 116% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be determined on the pricing date and will not be less than $11.20 or greater than $11.60.
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and Issue Price” below)
Pricing date:	April , 2011 (expected to price on or about April 25, 2011)
Original issue date:	April , 2011 (3 business days after the pricing date)
CUSIP / ISIN:	46634X286 / US46634X2861
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)

Commissions and issue price:	Price to Public(1)(2)	Fees and Commissions(2)(3)	Proceeds to Issuer
Per PLUS	$10.00	$0.20	$9.80
Total	$	$	$

(1)	The price to the public includes the estimated cost of hedging our obligations under the PLUS through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on PS-14 of the accompanying product supplement no. MS-1-A-III.

(2)	The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.925 per PLUS. Please see “Syndicate Information” on page 5 for further details.

(3)	JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission and will use all of that commission to allow selling concessions to Morgan Stanley Smith Barney LLC (“MSSB”) that will depend on market conditions on the pricing date. In no event will the commission received by JPMS and the selling concessions to be allowed to MSSB, exceed $0.20 per $10 stated principal amount PLUS. See “Underwriting” beginning on page PS-40 of the accompanying product supplement no. MS-1-A-III.

The agent for this offering, JPMS, is an affiliate of ours. See “Supplemental Plan of Distribution (Conflicts of Interest)” in these preliminary terms.

Investing in the PLUS involves a number of risks. See “Risk Factors” on page PS-6 of the accompanying product supplement no. MS-1-A-III and “Risk Factors” beginning on page 8 of these preliminary terms.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or passed upon the accuracy or the adequacy of this document or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRODUCT SUPPLEMENT NO. MS-1-A-III, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Product supplement no. MS-1-A-III dated January 29, 2009:
http://www.sec.gov/Archives/edgar/data/19617/000089109209000361/e34259_424b2.pdf
Prospectus supplement dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf
Prospectus dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

PLUS Based on the Value of the S&P 500® Index due May 24, 2012
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities

The S&P 500® Index PLUS (the “PLUS”) can be used:

  As an alternative to direct exposure to the underlying index that enhances returns for a certain range of price performance of the underlying index.

  To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.

  To potentially achieve similar levels of exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying index.

Maturity:	13 months
Leverage factor:	300%
Maximum payment at maturity:	$11.20 to $11.60 (112% to 116% of the stated principal amount) per PLUS (to be determined on the pricing date)
Minimum payment at maturity:	None

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC, an affiliate of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on March 23, 2011

Bloomberg Ticker Symbol:	SPX
Current Index Level:	1,297.54
52 Weeks Ago:	1,174.17
52 Week High (on 2/18/2011):	1,343.01
52 Week Low (on 7/2/2010):	1,022.58

S&P 500® Historical Performance – Daily Closing Values January 3, 2006 to March 23, 2011

April 2011	Page 2

PLUS Based on the Value of the S&P 500® Index due May 24, 2012
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

The PLUS offer 300% leveraged upside, subject to a maximum payment at maturity of $11.20 to $11.60 (112% to 116% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be determined on the pricing date.

Investors can use the PLUS to triple returns up to the maximum payment at maturity, while maintaining similar risk as a direct investment in the underlying index.

Leverage Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a certain range of price performance.
Best Case Scenario	The underlying index increases in value and, at maturity, the PLUS pay the maximum payment at maturity of $11.20 to $11.60 (112% to 116% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be determined on the pricing date.
Worst Case Scenario	The underlying index declines in value and, at maturity, the PLUS pay less than the stated principal amount by an amount proportionate to the decline.

Summary of Selected Key Risks (see page 8)

  No guaranteed return of principal

  No interest or dividend payments

  Appreciation potential is limited to the maximum payment at maturity.

  The PLUS are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS.

  Economic interests of the calculation agent and other affiliates of the issuer may be different from those of the investors.

  The PLUS will not be listed on any securities exchange and secondary trading may be limited.

  The inclusion of commissions and estimated cost of hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

  The market price of the PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the underlying index.

  Investing in the PLUS is not equivalent to investing in the underlying index or the stocks composing the S&P 500® Index.

  Adjustments to the underlying index by the underlying index publisher could adversely affect the value of the PLUS.

  The tax consequences of an investment in the PLUS are unclear.

April 2011	Page 3

PLUS Based on the Value of the S&P 500® Index due May 24, 2012
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of your principal at maturity and have the terms described in product supplement no. MS-1-A-III, the prospectus supplement and the prospectus, as supplemented or modified by these preliminary terms. At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the closing value of the underlying index on the valuation date. The PLUS are senior notes issued as part of JPMorgan Chase & Co.’s Series E Medium-Term Notes program. All payments on the PLUS are subject to the credit risk of JPMorgan Chase & Co.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
April , 2011 (expected to price on or about April 25, 2011)	April , 2011 (3 business days after the pricing date)	May 24, 2012, subject to postponement due to a market disruption event and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-A-III.

Key Terms
Issuer:	JPMorgan Chase & Co.
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Aggregate principal amount:	$
Issue price:	$10 per PLUS (see “Syndicate Information” on page 5)
Stated principal amount:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Payment at maturity:

If the final index value is greater than the initial index value, for each $10 principal amount PLUS,

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is less than or equal to the initial index value, for each $10 principal amount PLUS,

$10 x index performance factor

This amount will be less than or equal to the stated principal amount of $10 per PLUS.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Leverage factor:	300%
Index performance factor:	final index value / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date as published on Bloomberg under the ticker symbol “SPX” or any successor symbol.
Final index value:	The index closing value of the underlying index on the valuation date as published on Bloomberg under the ticker symbol “SPX” or any successor symbol.
Valuation date:	May 21, 2012, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-A-III.
Maximum payment at maturity:	$11.20 to $11.60 (112% to 116% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be determined on the pricing date and will not be less than $11.20 or greater than $11.60.
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than three business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed until the third business day following the valuation date as postponed.
Risk factors:	Please see “Risk Factors” beginning on page 8.

April 2011	Page 4

PLUS Based on the Value of the S&P 500® Index due May 24, 2012
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP / ISIN:	46634X286 / US46634X2861
Minimum ticketing size:	100 PLUS
Tax considerations:	You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-A-III. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, your PLUS should be treated as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of PLUS at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the PLUS, in which case the timing and character of any income or loss on the PLUS could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.
The discussion in the preceding paragraph, when read in combination with the discussion in “Risk Factors — The tax consequences of an investment in the PLUS are unclear” in this document and the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of PLUS.
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
Use of proceeds and hedging:	The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the PLUS.
For further information on our use of proceeds and hedging, see “Use of Proceeds” in the accompanying product supplement no. MS-1-A-III.
Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-1-A-III.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or Morgan Stanley Smith Barney’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number (800) 869-3326).

Syndicate Information
Issue price of the PLUS	Commissions	Principal amount of PLUS for any single investor
$10.0000	$0.2000	<$1MM
$9.9625	$0.1625	≥$1MM and <$3MM
$9.9438	$0.1438	≥$3MM and <$5MM
$9.9250	$0.1250	≥$5MM

MSSB may reclaim selling concessions allowed to individual brokers within MSSB in connection with the offering if, within 30 days of the offering, MSSB repurchases the PLUS distributed by such brokers.

This offering summary represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying product supplement no. MS-1-A-III, the prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2011	Page 5

PLUS Based on the Value of the S&P 500® Index due May 24, 2012
Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Hypothetical maximum payment at maturity:	$11.40 (114% of the stated principal amount) per PLUS (which represents the midpoint of the range of $11.20 to $11.60)*
*If the actual maximum payment at maturity as determined on the pricing date is less than $11.40, your return, if any, may be lower than the returns shown below.

PLUS Payoff Diagram

How it works

  If the final index value is greater than the initial index value, for each $10 principal amount PLUS investors will receive the $10 stated principal amount plus 300% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final index value of approximately 104.67% of the initial index value.

    If the underlying index appreciates 4%, the investor will receive a 12% return, or $11.20 per PLUS.

    If the underlying index appreciates 30%, the investor will receive only the hypothetical maximum payment at maturity of $11.40 per PLUS, or 114% of the stated principal amount.

    If the final index value is less than or equal to the initial index value, the investor will receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

    If the underlying index depreciates 10%, the investor will lose 10% of its principal and receive only $9 per PLUS at maturity, or 90% of the stated principal amount.

April 2011	Page 6

PLUS Based on the Value of the S&P 500® Index due May 24, 2012
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the value of the underlying index, determined as follows:

If the final index value is greater than the initial index value:

     $10 + leveraged upside payment:

subject to the maximum payment at maturity of $11.20 to $11.60 for each PLUS,

If the final index value is less than or equal to the initial index value:

$10 x index performance factor

Because the index performance factor will be less than or equal to 1.0, this payment at maturity will be less than or equal to $10.

April 2011	Page 7

PLUS Based on the Value of the S&P 500® Index due May 24, 2012
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. MS-1-A-III. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

  PLUS do not pay interest or guarantee return of any principal and your investment in the PLUS may result in a loss. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying index.

  Appreciation potential is limited to the maximum payment at maturity. The appreciation potential of PLUS is limited by the maximum payment at maturity of $11.20 to $11.60 (112% to 116% of the stated principal amount) per PLUS. The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 300% exposure to any increase in the final index value as compared to the initial index value at maturity, because the maximum payment at maturity will be limited to 112.00% to 116.00% of the stated principal amount for the PLUS, any increase in the final index value by more than 4.00% (in the case where the maximum payment at maturity is 112.00% of the stated principal amount) to approximately 5.33% (in the case where the maximum payment at maturity is 116.00% of the stated principal amount) will not further increase the return on the PLUS.

  The PLUS are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the PLUS at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the market value of the PLUS.

  The inclusion in the original issue price of commissions and estimated cost of hedging is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMS is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, because the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the estimated cost of hedging the issuer’s obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by JPMS, as a result of dealer discounts, mark-ups or other transaction costs. The PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your PLUS to maturity.

  Market price of the PLUS is influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which JPMS may be willing to purchase or sell the PLUS in the secondary market, including: the value, expected volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.

  Not equivalent to investing in the underlying index. Investing in the PLUS is not equivalent to investing in the underlying index or its component stocks. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

  Adjustments to the underlying index could adversely affect the value of the PLUS. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

  Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the PLUS, including acting as calculation agent and hedging our obligations under the PLUS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent will determine the initial index value and the final index value and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the underlying index or calculation of the final index value in the event of a discontinuance or material change in method of calculation of the underlying index, may affect the payout to you at maturity. In addition, we are currently one of the companies that make up the underlying index. We will not have any obligation to consider your interests as a holder of the PLUS in taking any corporate action that might affect the value of the underlying index or the PLUS.

April 2011	Page 8

PLUS Based on the Value of the S&P 500® Index due May 24, 2012
Performance Leveraged Upside SecuritiesSM

  Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could potentially increase the level that the final index value must reach before you receive a payment at maturity that exceeds the issue price of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the final index value and, accordingly, the amount of cash an investor will receive at maturity.

  Secondary trading may be limited. The PLUS will not be listed on a securities exchange. There may be little or no secondary market for the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. JPMS may act as a market maker for the PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the PLUS.

  The tax consequences of an investment in the PLUS are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the PLUS, and we do not intend to request a ruling from the IRS regarding the PLUS. The IRS might not accept, and a court might not uphold, the characterization and tax treatment of the PLUS described in “Fact Sheet General Information Tax considerations” in this document and in “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-A-III. If the IRS were successful in asserting an alternative characterization or treatment for the PLUS, the timing and character of income on the PLUS could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-A-III and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

April 2011	Page 9

PLUS Based on the Value of the S&P 500® Index due May 24, 2012
Performance Leveraged Upside SecuritiesSM

Information about the Underlying Index

The S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“Standard & Poor’s”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. The S&P 500® Index is described under the heading “The S&P 500® Index” in the accompanying product supplement no. MS-1-A-III.

License Agreement between Standard & Poor’s and J.P. Morgan Securities LLC “Standard & Poor’s®,” “S&P®,” “S&P 500®” and “Standard & Poor’s 500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by J.P. Morgan Securities LLC. See “The S&P 500® Index — License Agreement with S&P” in the accompanying product supplement no. MS-1-A-III.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 3, 2006 through March 23, 2011. The closing value of the underlying index on March 23, 2011 was 1,297.54. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date. The payment of dividends on the stocks that constitute the underlying index are not reflected in its level and, therefore, have no effect on the calculation of the payment at maturity.

S&P 500® Index	High	Low	Period End
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,057.05	919.32	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1174.17	1056.74	1169.43
Second Quarter	1217.28	1030.71	1030.71
Third Quarter	1148.67	1022.58	1141.20
Fourth Quarter	1259.78	1137.03	1257.64
2011
First Quarter (through March 23, 2011)	1343.01	1256.88	1297.54

April 2011	Page 10

PLUS Based on the Value of the S&P 500® Index due May 24, 2012
Performance Leveraged Upside SecuritiesSM

Supplemental Plan of Distribution (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMS, the agent for this offering. The net proceeds received from the sale of the notes will be used, in part, by JPMS or one of its affiliates in connection with hedging our obligation under the notes.

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the PLUS in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-14 of the accompanying product supplement no. MS-1-A-III.

April 2011	Page 11

PLUS Based on the Value of the S&P 500® Index due May 24, 2012
Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information?

You may revoke your offer to purchase the PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the PLUS prior to their issuance. In the event of any changes to the terms of the PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these PLUS are a part, and the more detailed information contained in product supplement no. MS-1-A-III dated January 29, 2009.

This document, together with the documents listed below, contains the terms of the PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-1-A-III, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. MS-1-A-III dated January 29, 2009:
  http://www.sec.gov/Archives/edgar/data/19617/000089109209000361/e34259_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” and “our” refer to JPMorgan Chase & Co.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

April 2011	Page 12